February 9, 2015

Luz A. Crespo
[Address Omitted]

Dear Ms. Crespo:

The Board of Directors (the “Board”) of First BanCorp (the “Corporation”) and FirstBank Puerto Rico(the “Bank”) are pleased to offer you the position as a Director of the Board of the Corporation and the Bank, which offer is contingent on the absence of any objection or reservation by any applicable regulatory authority. Your service as a Director of the Corporation and the Bank shall be effective as of February 4, 2015 (the “Effective Date”), the date of effectiveness of this offer letter (the “Offer Letter”).

The following are the detailed terms of this Offer Letter:

1.	Position/Services.

a.	You will be expected to devote a reasonable amount of your business time to your services to the Bank pursuant to this Offer Letter commensurate with your role as a member of the Board and as a member or Chair of a Board committee and you agree that you will not, without the prior written consent of the Bank, directly or indirectly, provide any material services to any other banking entity which competes in any material respect with the Bank and its subsidiaries until the earlier of (i) the termination of your services to the Bank pursuant to this Offer Letter, and (ii) your resignation as Director (such date, the “Termination Date”), provided however that any services provided by you to any other banking entity which you have disclosed to the Bank prior to the presentation of this Offer Letter and which continues to be provided as of its execution is not prohibited pursuant to this section and shall not require the prior written consent of the Bank. You may resign as a member of the Board at any time upon written notice to its Chairman.

b.	You shall render services as a member of the Board, as well as a member of any other committee which you may be appointed to by the Board during your services as a member of the Board, which may include the appointment as a committee chair. You shall attend and participate to the maximum extent practicable in such number of meetings of the Board and of the committee(s) of which you are a member as regularly or specially called.

2.	Term. Your term as Director shall continue until your successor is duly elected and qualified or until any resignation by you shall be effective. The position shall be up for re-election each year at the annual shareholders’ meeting and upon re-election, the terms and provisions of this Offer Letter (as modified from time to time) shall remain in full force and effect.

3.	Fees and Compensation.

a.	Annual Director’s Fees. Commencing on the Effective Date, you will be paid fees for your services as a Director in a total amount equal to $100,000 per year (such amount, the “Annual Fee”). The Annual Fee shall be payable seventy five percent (75%) in cash (the “Annual Retainer”) and twenty five percent (25%) in the form of an annual grant of restricted stock (the “Restricted Stock”), under the First BanCorp 2008 Omnibus Incentive Plan, as amended on December 9, 2011. The cash Annual Retainer shall be paid in equal installments on a monthly basis over a twelve-month period. The Restricted Stock shall be awarded at the beginning of each twelve-month period during which you are a Director and shall be subject to a twelve-month vesting period. In addition, you may receive additional compensation in the form of retainers depending upon the Board committees which you may be appointed to by the Board during your services as a member of the Board as follows, subject to the right of the Board to change such fee structure at its discretion based on changed circumstances:

	Committee Chair	Committee Member
Committee	Retainer	Retainer

Audit Committee	$25,000	$5,000

Compensation and Benefits Committee	$5,000

Corporate Governance and Nominating Committee	$5,000

Asset/Liability Committee	$5,000

Credit Committee	$25,000	$5,000

Compliance Committee	$5,000

Risk Management Committee	$25,000	$5,000

You shall also be entitled to a one-time grant of $150,000 payable in restricted stock (the “Additional Restricted Stock”). The Additional Restricted Stock shall vest solely on the basis of the passage of time ratably over a five-year period commencing on the Effective Date.

b.	Taxes. You are responsible for paying all Federal, state, and local income or business taxes, including estimated taxes, self-employment and any other taxes, fees, additions to tax, interest, or penalties, which may be assessed, imposed, or incurred as a result of any amounts paid to you pursuant to this Offer Letter. The Bank may withhold or cause to be withheld from any Annual Fee any Federal, Puerto Rico, state or local taxes required by law to be withheld with respect to such Annual Fee. By acceptance of this Agreement, Director agrees to such deductions.

4.	Reimbursement of Board Meeting/Committee Expenses: D&O Insurance and Indemnification.

a.	You shall be entitled to receive reimbursement for all reasonable and substantiated (i) expenses incurred by you in connection with your attending each Board meeting and any director education meetings, including reasonable and substantiated business class or equivalent travel expenses and meals and lodging, and (ii) legal expenses incurred by you in connection with the negotiation of this Offer Letter. All expenses incurred under this Section 4 will be reimbursed in accordance with the applicable policies and procedures of the Bank; provided, however, that any amounts reimbursed in one taxable year will not affect the amounts eligible for reimbursement by the Bank in a different taxable year, and all reimbursement requests must be submitted by you no later than December 31 of the calendar year following the calendar year in which the expense was incurred.

b.	The Bank shall, at its expense, purchase and maintain director’s and officer’s (“D&O”) insurance in an amount comparable to the amount of D&O insurance provided by chartered banks with similar total assets and of a similar size and complexity to the Bank (but in no event less than $10 million), to protect itself and you, as a Director serving at the request of the Bank, against any expense, liability, or loss, whether or not the Bank would have the power to indemnify you against such expense, liability, or loss under applicable law. Such insurance shall be written by an insurer or insurers admitted to issue such insurance in Puerto Rico and holding a financial strength rating (“FSR”) of not less than B+ as such FSR is assigned by Best’s and shall be on terms and conditions as shall be customary in the current market from time to time. Such coverage shall include a “Side A” coverage available to directors in an amount comparable to that obtained by other comparable institutions (but in no event less than $10 million). The Bank shall purchase such coverage on a basis that will provide protection to you not only during the time of your service as a director of the Board but also for six years after such service shall terminate for any reason. The Bank will provide copies of its D&O insurance policies to you upon request and will promptly advise you of any changes that may occur in its existing coverages.

c.	As a Director serving at the request of the Bank, you shall be indemnified by the Bank to the fullest extent permitted by applicable law against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements, and reasonable expenses (including reasonable attorneys’ and expert witness fees) actually incurred by you in connection with any actual or threatened proceeding (a “Proceeding”) relating to or arising from your service as a member of the Board or any committee thereof with any such expenses being advanced to you within 30 days of your written request therefore; provided that in any matter covered by paragraph (2) of Article Ninth of the Articles of Incorporation of the Bank your conduct is not finally adjudged in a non-appealable decision by a court of competent jurisdiction to have constituted fraud, bad faith, gross negligence or willful and knowing violation of any law applicable to the Bank or your service as a director or member of a committee of the Board, in which case there shall be no indemnification and you shall return any advances to the Bank (a “Non-Indemnifiable Claim”); provided, further, however, that you shall be entitled to indemnification in any circumstance in which you acted or failed to act in reliance upon advice of counsel to the Bank or the Board or any committee thereof or the court in which such action was brought shall determines upon application, that despite the adjudication of liability but in view of all the circumstances of the case, you are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Your entitlement to indemnification under this Section 4.c. shall not be limited to your entitlement to protection under any applicable insurance coverage and to any other indemnification or payment you may be entitled to under the circumstances under the Bank’s articles of incorporation or by-laws or under any other agreement. Notwithstanding the foregoing, the Bank shall not be obligated to provide any indemnification or advancement of expenses when (i) a Proceeding is between the Bank and you (provided that you shall be entitled to such indemnification in respect of any action brought by or in the right of the Bank by any shareholder thereof, i.e., a derivative action, and in respect of any action brought by you to establish your right to indemnification hereunder or otherwise; providing any such actions do not constitute a Non-Indemnifiable Claim); or (ii) prohibited by applicable law or regulation, including 12 C.F.R. part 359.

d.	Each and every provision of this Section 4 is separate and distinct so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof. To the extent required, any provision of this Section 4 may be modified by a court of competent jurisdiction to preserve its validity and to provide you with the broadest possible indemnification permitted under Puerto Rican law.

e.	If any provision of this Section 4 is invalidated on any ground by any court of competent jurisdiction, the Bank shall nevertheless indemnify you as to any expenses, judgments, fines, penalties or excise taxes incurred with respect to any Proceeding to the full extent permitted by any provision hereof that has not been invalidated or by any other applicable provision of Puerto Rico law.

5.	General Provisions.

a.	This Offer Letter supersedes any other agreements or promises made to you by anyone at the Bank, whether oral or written, and, subject to approval by the Board, comprises the final, complete, and exclusive agreement between you and the Bank.

b.	This Offer Letter shall be governed by the laws of the Commonwealth of Puerto Rico, without regard to its principles of conflicts or choices of laws.

c.	This Offer Letter may be modified only by a written instrument duly executed by you and an authorized representative of the Bank.

d.	This Offer Letter may be executed by the parties in separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

e.	Any notices that are required to be given pursuant to this Offer Letter must be in writing and may be given by personal delivery, registered or certified mail (postage prepaid, return receipt requested), facsimile, courier, or overnight mail delivery to the following addresses:

To the Company:	First BanCorp PO Box 9146 San Juan, PR 00907-0146
To You:	Luz A. Crespo [Address Omitted]

f.	The Bank and you hereby consent to the jurisdiction of the Federal and State courts of the Commonwealth of Puerto for the purpose of hearing any Proceeding between you and the Bank arising hereunder or in respect to your service as a member of the Board or any committee thereof.

g.	This Offer Letter shall be binding upon, and shall inure to the benefit of you and your heirs, executors and administrators, whether or not you have ceased to be a director, and the Bank and its successors and assigns.

(SIGNATURE PAGE FOLLOWS)

Please sign and date this Offer Letter below and return it to the Bank as soon as possible but in no event later than February 9, 2015, to indicate your agreement to the terms and conditions described herein.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

First BanCorp

By: /s/Roberto Herencia
Roberto Herencia
Chairman of the Board

Agreed and Accepted:

By: /s/ Luz. A Crespo
Luz A. Crespo